EXHIBIT 10.32

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of December, 2008, by and between CommunityONE Bank, National Association, a national banking corporation formerly known as First National Bank and Trust Company with its principal office and place of business located in Asheboro, North Carolina (the “Bank”), and R. Larry Campbell (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee is currently employed by the Bank pursuant to the terms of an employment agreement between the Employee and the Bank dated as of April 10, 2000, as amended by the first amendment thereto dated as of June 30, 2006 (the “Prior Agreement”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement to bring the Prior Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (including corresponding provisions of succeeding law) (the “Code”), the regulations promulgated thereunder, and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service (“Section 409A”), to extend the term of the Employee’s employment with the Bank, and to induce the Employee to continue employment with the Bank by providing for the payment of compensation to the Employee upon the Employee’s termination following a change in control of the Bank or its parent, FNB United Corp., a North Carolina corporation and registered bank holding company (“FNB”); and

WHEREAS; the parties intend that this Agreement shall supersede the Prior Agreement in its entirety, and that from and after the effective date of this Agreement, the Prior Agreement shall be of no further force and effect; and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii) and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii)[12 CFR 359.1(f)(1)(ii) exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank or any of its affiliates are concerned;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1.           Employment.  The Bank hereby employs the Employee, and the Employee hereby accepts employment with the Bank, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

2.           Term.  The term of this Agreement shall commence as of the date hereof and shall continue until December 31, 2010 (the “Term”).

3.           Position and Responsibilities.  The Employee shall serve as an Executive Vice President of the Bank, or in such other appropriate position and with such duties as the Bank may in the future designate.  In such capacity, the Employee shall at all times report to, and his activities shall at all times be subject to the direction and control of, the principal executive officer of the Bank or his designee.  The Employee shall devote substantially all of his business time, attention and services to discharge faithfully and diligently his duties and responsibilities under this Agreement and to use his best efforts for both the successful operation of the Bank’s business and the successful implementation of the policies established by the Bank or FNB.

4.           Compensation and Benefits.  During the term of this Agreement, the Bank shall provide to the Employee the following compensation and benefits:

(a)           Salary.  In consideration of the services to be rendered by the Employee to the Bank and the Employee’s covenants hereunder, the Bank shall pay to the Employee a base salary at the rate of $180,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”).  The Employee shall receive from the Bank a formal review of Employee’s performance at least as frequently as annually, and Employee may be considered for merit increases to his Base Salary in accordance with the Bank’s policies and practices for employee compensation as established or modified from time to time.  Except as may otherwise be agreed, the Base Salary shall be payable in accordance with the Bank’s policies and practices for employee compensation as established or modified from time to time; provided that the Base Salary shall be payable not less frequently than monthly.  Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes.

(b)           Group Benefit Plans and Programs.  The Employee will be entitled to participate, in accordance with the provisions thereof, in any group health, disability and life insurance, and any bonus, pension, retirement and other employee benefit plans and programs made available by the Bank or FNB to their employees generally.   Without limiting the generality of the foregoing, the Employee shall be entitled to participate, in accordance with the provisions thereof, in the Bank’s or FNB’s arrangement for performance compensation for stakeholders (or any successor plan) and the FNB United/CommunityONE Executive Short-Term Incentive Plan (hereinafter together referred to as the “Stakeholders Plan”).

(c)           Supplemental Plans.  The Bank assumed the obligations of Richmond Savings Bank, Inc., SSB  (“Richmond Savings”) with respect to that Employee Income Plan Deferred Compensation Agreement and Split Dollar Agreement each dated January 1, 1987 and subsequently amended January 1, 1992 (collectively, the “Supplemental Plans”) and shall continue the Supplemental Plans in effect in accordance with the terms thereof; provided, however, that nothing herein shall prohibit the Bank from terminating either or both Supplemental Plans upon the Employee’s voluntary termination of employment (other than Employee’s termination in connection with a Change in Control pursuant to Section 5(f)(ii)) or upon a termination for Cause (as defined below).

(d)           Club Dues.  The Bank shall pay or reimburse the Employee for the monthly dues and assessments necessary for Employee to maintain the status of an active member of the Beacon Country Club or such other clubs as are reasonably necessary to the conduct of the Bank’s business and as the principal executive of the Bank may from time to time approve.

(e)           Vacation.  The Employee shall be entitled to such vacation and other leave as may be provided by the Bank or FNB to their employees in similar positions generally; provided, however, that, to the extent that the amount of vacation and other leave to which the Employee is entitled is related to the Employee’s years of service to the Bank or FNB, the Employee shall be given credit for each year of service as an employee of Richmond Savings.

(f)           Automobile.  The Bank shall provide the Employee with a suitable vehicle for his exclusive use in the discharge of his duties hereunder and shall pay all operating and service expenses, including automobile insurance, related to such vehicle.  Any personal use of such vehicle by the Employee will be appropriately accounted for and reported as additional compensation.

(g)           Business Expenses.  The Bank shall reimburse the Employee for any reasonable out-of-pocket business and travel expenses incurred by the Employee in the ordinary course of performing his duties for the Bank upon presentation by the Employee, from time to time, of appropriate documentation therefor and in accordance with the Bank’s policies and practices as established or modified from time to time.

(h)           Convention Attendance.  The Bank shall pay all registration, travel, accommodation and meal expenses for the Employee and his spouse to attend the annual convention of the North Carolina Bankers Association each year.

5.           Termination.  The Employee’s term of employment under this Agreement may be terminated before the end of the Term as set forth in this Section 5.  Notwithstanding anything contained herein to the contrary, the Employee’s employment with the Bank shall not be considered to have terminated for purposes of the Employee’s receiving any compensation or other benefits otherwise provided under this Agreement unless (i) he would be considered to have incurred a “separation from service” within the meaning of Section 409A from the Bank and any other entity that, along with the Bank, would be considered a “service recipient” within the meaning of Section 409A or (ii) the payment of such compensation or such other benefits would not be subject to Section 409A.

(a)           Death.  In the event of the death of the Employee during his employment under this Agreement, this Agreement shall be terminated as of the date of death.  In such event, the Bank shall pay the Employee’s Base Salary, at the rate in effect at the time of his death and through the last day of the calendar month in which such death occurs, to the Employee’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee.  Any rights and benefits the Employee’s estate or any other person may have under employee benefit plans and programs of the Bank, or any benefit plans or agreements of Richmond Savings or its parent, Carolina Fincorp, Inc. (“Carolina”), that were assumed by the Bank or FNB in connection with FNB’s acquisition of Carolina, in the event of the Employee’s death shall be determined in accordance with the terms of such plans and programs.

(b)           Long-Term Disability.  If the Employee suffers any disability while employed under this Agreement that prevents him from performing his duties under this Agreement for a period of 90 consecutive days, then, unless otherwise then agreed in writing by the parties hereto, the employment of the Employee under this Agreement shall, at the election of the Bank, be terminated effective as of the ninetieth day of such period.  Upon termination of the Employee’s employment by reason of disability under this Section 5(b), the Employee shall be entitled to receive his Base Salary, at the rate in effect on the date of such termination, less any disability insurance payments paid to the Employee on a policy maintained for the benefit of the Employee by the Bank or FNB, through the end of the then current term of this Agreement.  Such salary continuation shall be subject to all applicable federal and state withholding taxes and any postponement of payment that may be required pursuant to Section 20 below.  Any rights and benefits the Employee may have under employee benefit plans and programs of the Bank, or any benefit plans or agreements of Richmond Savings or Carolina that were assumed by the Bank or FNB in connection with FNB’s acquisition of Carolina, in the event of the Employee’s disability, including rights and benefits under retirement plans and programs, shall be determined in accordance with the terms of such plans and programs.

For purposes of this Agreement, “disability” shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Employee to perform his customary or other comparable duties with the Bank.  In the event that the Employee and the Bank are unable to agree as to whether the Employee is suffering a disability, the Employee and the Bank shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Employee is suffering a disability shall be based upon the determination of a majority of the three physicians.  The Bank shall pay the reasonable fees and expenses of all physicians selected pursuant to this Section 5(b).

(c)           Termination for Cause.  Nothing herein shall prevent the Bank from terminating the Employee’s employment at any time for Cause (as hereinafter defined).  Upon termination for Cause, the Employee shall receive his Base Salary only through the date that such termination becomes effective.  Neither the Employee nor any other person shall be entitled to any further payments from the Bank, for salary or any other amounts.  Notwithstanding the foregoing, any rights and benefits the Employee may have under employee benefit plans and programs of the Bank, or any benefit plans or agreements of Richmond Savings or Carolina that were assumed by the Bank or FNB in connection with FNB’s acquisition of Carolina, following a termination of the Employee’s employment for Cause shall be determined in accordance with the terms of such plans, agreements and programs.

For purposes of this Agreement, termination for Cause shall mean termination by the Bank of the Employee’s employment as a result of (i) an intentional, willful and continued failure by the Employee to perform his duties in the capacities indicated above (other than due to disability); (ii) an intentional, willful and material breach by the Employee of his fiduciary duties of loyalty and care to the Bank; (iii) an intentional, willful and knowing violation by the Employee of any provision of this Agreement; (iv) a conviction of, or the entering of a plea of nolo contendere by the Employee for any felony or any crime involving fraud or dishonesty, or (v) a willful and knowing violation of any material federal or state banking law or regulation applicable to the Bank or the occurrence of any event described in Section 19 of the Federal

Deposit Insurance Act or any other act or event as a result of which the Employee becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank’s affairs by any regulatory authority having jurisdiction over the Bank or FNB.

(d)           Termination Other Than For Cause and Not in Connection with a Change in Control.  The Bank may terminate the Employee’s employment under this Agreement at any time upon 90 days written notice to the Employee for whatever reason it deems appropriate, or for no reason.  In the event such termination by the Bank occurs and is not (i) due to death as provided in Section 5(a) above, (ii) due to disability as provided in Section 5(b) above, (iii) for Cause as provided in Section 5(c) above, or (iv) in connection with or within 24 months after a Change in Control as provided in Section 5(f), the Bank shall continue the Employee’s Base Salary, at the rate in effect at the time of such termination through the end of the Term of this Agreement.  In addition, the Bank shall pay to the Employee for the year of termination and for each subsequent calendar year or portion thereof through the end of the Term of this Agreement an amount (prorated in the case of any partial year) equal to the average bonuses paid to the Employee under the Stakeholders Plan for the three calendar years immediately preceding the year of termination, such payments to be made at the normal times for payment of bonuses under the Stakeholders Plan.  All compensation continuation shall be subject to all applicable federal and state withholding taxes and any postponement of payment that may be required pursuant to Section 20 below.  Any rights and benefits the Employee may have under employee benefit plans and programs of the Bank or FNB, or under any benefit plans or agreements of Richmond Savings or Carolina that were assumed by the Bank or FNB in connection with FNB’s acquisition of Carolina, following a termination of the Employee’s employment pursuant to this Section 5(d), including rights and benefits under retirement plans and programs, shall be determined in accordance with the terms of such plans, agreements and programs.

In addition to the foregoing, in the event of a termination pursuant to this Section 5(d) and provided the Employee properly elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Bank shall reimburse the Employee for one hundred percent (100%) of all applicable premiums for continuation coverage for the Employee under the group health plan of the Bank in which the Employee was a participant at the time of the termination of his employment.  On a monthly basis following a termination pursuant to this Section 5(d), the Bank shall pay to Employee a cash payment that shall equal the premium costs that the Employee paid on an after-tax basis over the preceding month period for such COBRA coverage until the earlier of (x) the end of the term remaining under this Agreement at the time the Employee’s employment is terminated, (y) the date on which the Employee is eligible to participate in a group health plan of another employer as a full-time employee, or (z) the Employee’s death; provided, however that, as of the nineteenth month following a termination pursuant to this Section 5(d), the Employee shall not be entitled to further reimbursement for premium costs for such COBRA coverage.

In the event the Employee is eligible to be covered by the Postretirement Medical and Life Insurance Benefits Plan, or any successor or similar plan, of the Bank at the time of his termination pursuant to this Section 5(d), the Employee may elect, in lieu of electing COBRA continuation coverage under the provisions of the immediately preceding paragraph, to participate in such Postretirement Medical and Life Insurance Benefits Plan of the Bank. On a monthly basis following a termination pursuant to this Section 5(d), the Bank shall pay to the

Employee a cash payment that shall equal the premium costs that the Employee paid on an after-tax basis over the month period for coverage under such Postretirement Medical and Life Insurance Benefits Plan, as adjusted to reflect the Bank’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with the Bank until the earlier of (x) the end of the term remaining under this Agreement at the time the Employee’s employment is terminated, (y) the date on which the Employee is eligible to participate in a group health plan of another employer as a full-time employee, or (z) the Employee’s death; provided, however that, as of the nineteenth month following the Employee’s termination pursuant to this Section 5(d), the Employee shall not be entitled to further reimbursement for premium costs for coverage under such Postretirement Medical and Life Insurance Benefits Plan. After the 18th month following a termination pursuant to this Section 5(d), the Employee shall continue to be entitled to participate in the Postretirement Medical and Life Insurance Benefits Plan of the Bank and to receive the Bank’s subsidized cost-sharing arrangement, if any, that is otherwise provided to all similarly situated employees based on their years of service with the Bank.

In addition to the foregoing, in the event of a termination pursuant to this Section 5(d) the Bank shall reimburse the Employee for one hundred percent (100%) of all applicable premiums actually paid by the Employee for disability insurance and, if the Employee does not elect to participate in the Postretirement Medical and Life Insurance Benefits Plan of the Bank pursuant to the immediately preceding paragraph, life insurance policies following termination of employment not to exceed, in scope or benefit, any group disability or life insurance plan made available by the Bank to similarly situated employees in which the Employee was a participant at the time of his termination of employment.  On a monthly basis following a termination pursuant to this Section 5(d), the Bank shall pay to the Employee a cash payment that shall equal the premium costs that the Employee paid on an after-tax basis over the month period for coverage under such disability and, if applicable, life insurance policies until the earlier of (x) the end of the term remaining under this Agreement at the time the Employee’s employment is terminated, (y) the date on which the Employee is eligible to participate in a group disability and, if applicable, life insurance plan of another Bank as a full-time employee, or (z) the Employee’s death; provided, however that, as of the nineteenth month following the Employee’s termination pursuant to this Section 5(d), the Employee shall not be entitled to further reimbursement for premium costs for coverage under such disability and, if applicable, life insurance policies.

In no event shall the amount of expenses eligible for reimbursement under this Section 5(d) for any calendar year affect the expenses eligible for reimbursement in another calendar year.  In no event shall any reimbursement made pursuant to the two immediately preceding paragraphs be made later than the last day of the calendar year following the year in which the Employee incurred the expenses being reimbursed.  Any reimbursement payments made pursuant to either of the two immediately preceding paragraphs shall be subject to any postponement of payment that may be required by Section 20.  In the event a termination by the Bank of the Employee’s employment under this Agreement occurs within 24 months following a Change in Control (as defined in Section 5(f)(iv)) and is not due to death as provided in Section 5(a) above, disability as provided in Section 5(b) above, or for Cause as provided in Section 5(c) above, then the Employee’s rights to compensation shall be governed by Section 5(f).

(e)           At the Employee’s Option.  The Employee may terminate his employment at any time upon at least 60 days advance written notice to the Bank; provided, however, that the Bank, in its discretion, may cause such termination to be effective at any time during such notice period.  Except as provided pursuant to Section 5(f) below, in the event of such a voluntary termination of employment, the Employee will be entitled to receive only any earned but unpaid Base Salary and the other benefits of this Agreement through the date on which the Employee's termination becomes effective.  Notwithstanding the foregoing, any rights and benefits the Employee may have under employee benefit plans and programs of the Bank, or any benefit plans or agreements of Richmond Savings or Carolina that were assumed by the Bank or FNB in connection with FNB’s acquisition of Carolina, following a voluntary termination of the Employee’s employment pursuant to this Section 5(e), including rights and benefits under retirement plans and programs, shall be determined in accordance with the terms of such plans, agreements and programs.

(f)           Termination in Connection with a Change of Control.

(i)           In the event of a termination of the Employee's employment by the Bank in connection with, or within twenty-four (24) months after, a "Change of Control" (as defined in Section 5(f)(iv) below) of FNB or the Bank, for reasons other than for Cause (as defined in Section 5(c)), death or disability (as defined in Section 5(b)), the Employee shall be entitled to receive the sum and benefits set forth in Section 5(f)(iii) below.  The termination of the Employee’s employment by the Bank shall be deemed a Termination Event for purposes of Section 5(f)(iii) below.

(ii)           The Employee shall have the right to resign his employment with the Bank and terminate this Agreement upon the occurrence of any of the following events (the "Termination Events") within twenty-four (24) months following a Change of Control of FNB or the Bank:

(1)	The Employee is assigned any duties and/or responsibilities that constitute a material diminution of the Employee’s authority, duties or responsibilities at the time of the Change of Control;

(2)
The Employee's annual Base Salary rate is reduced below the annual amount in effect as of the effective date of a Change of Control or as the same shall have been increased from time to time following such effective date;

(3)
The Employee's life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to the Employee as of the effective date of the Change of Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change of Control;

(4)
The Employee is required to transfer performance of his day-to-day services required hereunder to a location which is more than fifty (50) miles from the Employee's current principal work location, without the Employee's express written consent; or

(5)	The Bank shall have committed a material breach of this Agreement.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

(iii)            In the event that the Employee resigns his employment and terminates this Agreement pursuant to Section 5(f)(ii) above or his employment is terminated by the Bank pursuant to Section 5(f)(i) above, the Bank will be obligated: (A) to pay or cause to be paid to the Employee an amount equal to two times the Employee’s total cash compensation, including salary and bonus, paid during the calendar year ended immediately prior to the Change of Control or the Termination Event, whichever is higher, and (B) to provide to the Employee the benefits set forth in the second, third and fourth paragraphs of Section 5(d) above.  The Bank shall also cause the Employee to become fully vested in any qualified and nonqualified plans, programs or arrangements in which the Employee participated if the plan, program or arrangement does not address the effect of a Change of Control; provided, that (x) such vesting does not cause any such plan, program or arrangement that is not otherwise subject to Section 409A to become subject to Section 409A and (y) such vesting does not cause any such plan, program or arrangement that is subject to Section 409A to violate Section 409A.  Subject to the foregoing, any rights and benefits the Employee may have under employee benefit plans and programs of the Bank or FNB, or under any benefit plans or agreements of Richmond Savings or Carolina that were assumed by the Bank or FNB in connection with FNB’s acquisition of Carolina, following a termination of the Employee’s employment other than by the Bank for Cause, including rights and benefits under retirement plans and programs, shall be determined in accordance with the terms of such plans, agreements and programs.

(iv)           For the purposes of this Agreement, the term “Change of Control” shall mean a change in control as defined in Section 409A, including –

(1)
Change in ownership: a change in ownership of the Bank occurs on the date any one person, or more than one person acting as a group, acquires ownership of stock of FNB or the Bank, that together with stock of FNB or the Bank held by such person or group, constitutes more than 50% of the total fair market value or total voting power of stock of FNB or the Bank,

(2)
Change in effective control: (x) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock possessing 30% or more of the total voting power of the stock of FNB or the Bank, or (y) a majority of the board of directors of FNB is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board of directors of FNB before the date of the appointment or election; provided, however, for purposes of this Section 5(f)(iv)(2), the terms FNB or the Bank shall refer to the relevant corporation identified in Treasury Regulation 1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder for purposes of that regulation, or

(3)
Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the assets of the Bank or FNB occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of FNB or the Bank having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of FNB or the Bank, as applicable, immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of FNB or the Bank, as applicable, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(v)           Except to the extent otherwise provided in Section 20, amounts payable pursuant to this Section 5(f) shall be paid in one lump sum within five business days following the date of the termination of the Employee’s employment.

(vi)           Following a Termination Event that gives rise to the Employee's rights hereunder, the Employee shall have six months from the date of occurrence of the Termination Event to resign his employment, upon 60 days prior written notice to the Bank, and terminate this Agreement pursuant to this Section 5(f)(ii); provided, however that no such resignation and termination of employment shall give rise to any rights under this Section 5(f)(ii) unless the effective date of the resignation and termination is on or before the second anniversary of the date of the Change in Control.  Any such termination shall be deemed to have occurred only upon delivery to FNB or the Bank, or any successors thereto, of written notice of termination, which describes the Change of Control and Termination Event. If the Employee does not so resign his employment and terminate this Agreement within such six-month period, the Employee shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which the 24-month period following the Change of Control has not expired; provided, however that no such resignation and termination of employment shall give rise to any rights under this Section 5(f)(ii) unless the effective date of the resignation and termination is on or before the second anniversary of the date of the Change in Control.

(vii)           It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by FNB or the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Employee. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Employee that are deemed to be "parachute payments" as that term is defined in Section 280G(b)(2) of the Code shall be modified or reduced to the extent deemed to be necessary by the Bank's Board of Directors to avoid the imposition of an excise tax on the Employee under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 280G(a) of the Code.

6.           No Solicitation of Change in Control.  The Employee will not solicit, counsel or encourage any acquisition, merger or other change in control of FNB or the Bank without the prior written approval of the Board of Directors of the Bank or FNB.  A violation of this Section 6 shall be deemed to constitute a forfeiture by the Employee of all of his rights under Section 5(f) hereof.

7.           Noncompetition Covenant; Nonsolicitation.  For purposes of this Section 7 and the following Sections 8 through 12, “Bank” shall mean the Bank, FNB and/or any of its subsidiaries.

(a)           For a period commencing on the date hereof and continuing until (i) one (1) year after the date of expiration of the term hereof or the date that any termination of the Employee’s employment under this Agreement becomes effective or (ii) the last day of the period after the date that any termination of the Employee’s employment under this Agreement becomes effective in which the Employee is entitled to receive any Base Salary pursuant to Section 5 hereof, whichever is later, the Employee will not, directly or indirectly:

(i)           own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is then engaged in the operation of a bank, savings bank, credit union, mortgage company, savings and loan association or similar financial institution that conducts any of its operations within 60 miles of Rockingham, North Carolina; provided, however, that the Employee may, without violating this Agreement, own as a passive investment not in excess of two percent (2%) of the outstanding capital stock of any such business whose stock is publicly traded or quoted on the NASDAQ over-the-counter market, the New York Stock Exchange, the American Stock Exchange, the National Daily Quotation System “Pink Sheets” or the OTC Bulletin Board;

(ii)           influence or attempt to influence any customer of the Bank to discontinue its use of the Bank’s services or to divert such business to any other person, firm or corporation;

(iii)           interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Bank and any of its respective customers, suppliers, principals, distributors, lessors or licensors; and

(iv)           solicit any officer or employee of the Bank, whose base annual salary at the time of the Employee’s termination was $20,000 or more, to work for any other person, firm or corporation.

(b)           It is expressly agreed that the provisions and covenants in this Section 7 shall not apply and shall be of no force or effect in the event that the Bank fails to honor its obligations hereunder.

(c)           The Employee and the Bank intend that Section 7 of this Agreement be enforced as written.  However, if one or more of the provisions contained in Section 7 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the Employee and the Bank agree that the court making such determination shall have the power to reform the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

8.           Confidentiality.  The Employee hereby acknowledges and agrees that (i) in the course of his service as an employee of the Bank, he will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the business of the Bank, all of which constitute valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and (ii) to protect the interest in and to assure the benefit of the business of the Bank, it is reasonable and necessary to place certain restrictions on the Employee’s ability to disclose information about the business and customers of the Bank.  For that purpose, and in consideration of the agreements contained herein, the Employee covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as “Confidential Information”) are proprietary to the Bank and are valuable, special and unique assets of the business to which the Employee will have access during his employment hereunder.  The Employee shall consider, treat and maintain all Confidential Information as the confidential, private and privileged records and information of the Bank.  Further, at all times during the term of his employment and following the termination of his employment under this Agreement for any reason, and except as shall be required in the course of the performance by the Employee of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, the Employee will not divulge any Confidential Information to any other person, firm, corporation, bank, savings and loan association or similar financial institution, remove any such Confidential Information in written or other recorded form from the Bank’s premises, or make any use of the Confidential Information for his own purposes or for the benefit of any person, firm, corporation, bank, savings and loan association or similar financial institution other than the Bank.  However, following the termination of the Employee’s employment with the Bank, this Section 8 shall not apply to any Confidential Information which then is in the public domain (provided that the Employee was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent), or which is obtained by the Employee from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

9.           Remedies Upon Breach.  Each party agrees that any breach of this Agreement by either party could cause irreparable damage to the other party and that in the event of such breach the other party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations of the breaching party hereunder, without the necessity of posting a bond, plus the recovery of any and all costs and expenses incurred by the enforcing party, including reasonable attorneys’ fees in connection with the enforcement of this Agreement, provided that the enforcing party shall have been successful on the merits or otherwise in any proceeding related to the enforcement thereof.

10.           Acknowledgments.  The Employee hereby acknowledges that the enforcement of Sections 7 and 8 of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Bank, and that the restrictions set forth in Sections 7 and 8 of this Agreement are reasonable as to time, scope and territory and in all other respects.

11.           Tolling Period.  In the event the Employee breaches any of the provisions contained herein and the Bank seeks compliance with such provisions by judicial proceedings, the time period during which the Employee is restricted by such provisions shall be extended by the time during which the Employee has actually competed with the Bank or been in violation of any such provision and any period of litigation required to enforce the Employee’s obligations under this Agreement.

12.           Termination of Previous Employment Agreement.  The Employee specifically agrees that the Employment Agreement dated November 22, 1996, as the same may have been amended, by and between the Employee and Richmond Savings was terminated by the Prior Agreement and is of no further force or effect, and the Employee has waived in the Prior Agreement any and all of his rights, and released the Bank and Richmond Savings from any and all obligations, under such agreement.

13.           Severability.  In case any one or more of the provisions contained in this Agreement  for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

14.           Consent and Waiver by Third Parties.  The Employee hereby represents and warrants that his employment with the Bank on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party.  The Employee represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevents the full performance of his duties and obligations hereunder.

15.           Waivers and Modifications.  This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 15. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.  This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

16.           Assignment.  The Employee acknowledges that the services to be rendered by him are unique and personal.  Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  The Bank shall have the right to assign this Agreement to FNB or any of its subsidiaries or to its successors under law, and the rights and obligations of the Bank under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Bank.

17.           Notices.  All notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, (iii) delivered by overnight commercial courier, or (iv) transmitted by telecopy or facsimile machine, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Bank:

CommunityONE Bank, National Association
Attention:  Mr. Michael C. Miller, President
101 Sunset Avenue
Asheboro, North Carolina 27203

With copy to:

Schell Bray Aycock Abel & Livingston PLLC
Attention: Melanie S. Tuttle
230 North Elm Street
1500 Renaissance Plaza
Greensboro, North Carolina 27420

If to the Employee, to his last address as shown on the personnel records of the Bank.

18.           Survival of Obligations.  The Employee’s obligations under Sections 7 through 12 of this Agreement shall survive the termination of his employment with the Bank regardless of the manner of such termination and shall be binding upon his heirs, executors and administrators.  The existence of any claim or cause of action by Employee against the Bank or FNB shall not constitute and shall not be asserted as a defense to the enforcement by the Bank of this Agreement.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

20.           Code § 409A.  To the extent any payments under this Agreement are subject to Section 409A, it is the intent of the parties that this Agreement and all such payments shall be made in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder.  If any provision of this Agreement shall not be in compliance with Section 409A and the regulations thereunder and payment pursuant to such provision is not otherwise exempt from Section 409A, then such provision shall be deemed automatically amended without further action on the part of the Bank or the Employee to the minimum extent necessary to cause such provision to be in compliance with Section 409A and such provision will thereafter be given effect as so amended.  Notwithstanding anything herein to the contrary, if postponing payment of any amounts due under this Agreement is necessary for compliance with the requirements of Section 409A of the Code and the regulations thereunder to avoid adverse tax consequences to the Employee, then payment of such amounts shall be postponed to comply with Section 409A.  Any and all payments that are postponed under this Section 20 shall be paid to the Employee in a lump sum at the earliest time that does not result in adverse tax consequences to the Employee under Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CommunityONE Bank, National Association

By	/s/ Michael C. Miller
Michael C. Miller, President

/s/ R. Larry Campbell
R. Larry Campbell

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